Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers and geologists, we consent to the reference to our firm in the W&T Offshore, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and to the incorporation by reference in this Form 10-Q to our estimate of reserves and to the use of our report on reserves and the incorporation of the report on reserves as of September 30, 2005 included in the W&T Offshore, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ FREDERIC D. SEWELL
Frederic D. Sewell Chairman and Chief Executive Officer

Dallas, Texas

May 12, 2006